Sub-Item 77O
                                                         Rule 10f-3 Transactions




                      DREYFUS PREMIER VALUE EQUITY FUNDS -
                           DREYFUS PREMIER VALUE FUND

     On October 13, 2006, Dreyfus Premier Value Fund, a series of Dreyfus Premier Value Equity Funds (the "Fund") purchased $287,400 of common stock issued by SAIC (SAI) at a purchase price of $15.00 per unit (the "Securities"). The Securities were purchased from Morgan Stanley, a lead underwriter of an underwriting syndicate of which Mellon Financial Markets, LLC ("MFM"), an affiliate of the Fund, was a member. MFM received no benefit in connection with the transaction. Morgan Stanley and Bear Stearns received an underwriting spread of 37.5% per security. No other syndicate member received any economic benefit. The following is a list of the syndicate's members:

                        Morgan Stanley & Co. Incorporated
                            Bear, Stearns & Co. Inc.
                          Citigroup Global Markets Inc.
                          Wachovia Capital Markets, LLC
                         Banc of America Securities LLC
                             Cowen and Company, LLC
         Jefferies Quarterdeck, a division of Jefferies & Company, Inc.
                    Stifel, Nicolaus & Company, Incorporated
                         William Blair & Company, L.L.C.
        KeyBanc Capital Markets, a division of McDonald Investments Inc.
                          Mellon Financial Markets, LLC
                                  Stephens Inc.
                          Pacific Crest Securities Inc.
                        The Williams Capital Group, L.P.

     Accompanying this statement are materials presented to the Board of Trustees of Dreyfus Premier Value Fund, which ratified the purchase as in compliance with the Fund's Rule 10f-3 Procedures, at the Fund's Board meeting held on February 6, 2007.